UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.                      )

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PACE® Select Advisors Trust
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PACE® International Emerging Markets Equity Investments

PACE® Select Advisors Trust | Information Statement

1285 Avenue of the Americas
New York, New York 10019-6028

April 14, 2020

Dear Shareholder,

UBS Asset Management (Americas) Inc. ("UBS AM"), the manager of PACE International Emerging Markets Equity Investments ("Fund"), selects subadvisors for the Fund, a portfolio of PACE Select Advisors Trust ("Trust"), subject to approval of the board of trustees ("Board" or "Trustees") of the Trust. A significant service you receive with the Fund is the on-going oversight by UBS AM of the Fund's subadvisors. We are pleased to inform you that UBS AM has entered into a new investment subadvisory agreement ("New Subadvisory Agreement"), on behalf of the Fund, with RWC Asset Advisors (US) LLC ("RWC") as a result of a transaction that provided for the sale of a minority equity interest in RWC Partners Limited, RWC's parent company, from Schroders International Holdings Limited to Lincoln Peak Capital Management, LLC ("Lincoln Peak") and current employees of RWC and its affiliates (the "Transaction"). This New Subadvisory Agreement is not expected to result in any material changes to the management of RWC's allocated portion of the Fund, including to the relevant investment strategies, fees, or portfolio management team.

RWC has been a subadvisor to the Fund since September 2019 and has been responsible for the day-to-day management of a separate portion of the Fund's assets since that time. In January 2020, RWC

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entered into the Transaction that provided for the sale of all of Schroders' equity interests in RWC Partners Limited to Lincoln Peak and current employees of RWC and its affiliates. Subsequent to the Transaction, Lincoln Peak owns 28% of the equity interests in RWC Partners Limited and the remaining 18% of equity interests that were transferred is owned by current employees of RWC and its affiliates. The Transaction resulted in an assignment of the subadvisory agreement between RWC and UBS AM with respect to the Fund for purposes of the Investment Company Act of 1940, as amended. The New Subadvisory Agreement between UBS AM, on behalf of the Fund, and RWC, was approved by the Board at a Board meeting held on November 19-20, 2019 and became effective as of January 31, 2020. RWC continues to manage an allocated portion of the Fund as of January 31, 2020. The terms of this New Subadvisory Agreement are substantially identical to those of the investment subadvisory agreement between UBS AM and RWC that was in place prior to the Transaction (the "Prior Subadvisory Agreement").

Mondrian Investment Partners Limited, William Blair Investment Management, LLC, and LMCG Investments, LLC also currently serve as subadvisors of the Fund, and each will continue to be responsible for managing a separate portion of the Fund's assets (each separate portion, an "Allocated Portion"). Each subadvisor manages a portion of the Fund's portfolio as allocated by UBS AM and overseen by the Board, with each employing different investment strategies, as discussed in the Fund's prospectus. The relative value of each subadvisor's share of the Fund's assets may change over time.

Please note that, in reliance on exemptive relief obtained by UBS AM and the Trust from the US Securities and Exchange Commission ("SEC"), the approval of the New Subadvisory Agreement on the Fund's behalf does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy. The purpose of this document is to provide you with additional information about these changes that we are required to make available to you.

Information regarding the PACESM Select Advisors Program

The PACESM Select Advisors Program ("PACE Program") and the Trust are designed to assist you in devising an asset allocation strategy to meet your individual needs. Through the PACE Program, UBS Financial Services Inc. combines its ability to evaluate your investment objectives and risk tolerance, based on information that you provide, with professional investment advice and provides a suggested allocation of your assets among the portfolios of the Trust that conforms to the evaluation of those tolerances and objectives. Class P shares of the Trust are offered through the PACE Program, certain other advisory programs and through certain brokerage platforms. Other share classes are offered to investors not participating in the PACE Program or the applicable other advisory programs and brokerage platforms.

Information regarding UBS AM

UBS AM is the manager and primary provider of investment advisory services to each portfolio of the Trust, including the Fund. Pursuant to an investment management and administration agreement with the Trust ("Management Agreement"), UBS AM administers the Trust's affairs and has the ultimate authority, subject to oversight of the Trust's Board, to oversee the subadvisors for the Fund and recommend their hiring, termination and replacement and to allocate assets among the Fund's subadvisors. UBS AM continuously supervises and monitors the performance of each subadvisor on a quantitative and qualitative basis and regularly evaluates each subadvisor's investment strategy and investment performance as well as the consistency of the subadvisor's investment approach with the Fund's investment objective. In evaluating each subadvisor, UBS AM reviews a number of factors, including, but not limited to, the subadvisor's past investment performance during various market conditions, continued ability to meet the applicable fund's investment objective, investment management philosophy and processes employed, experience and qualifica-

tions of key personnel, financial condition and stability, the correlation of the subadvisor's investment approach with those of other subadvisors of the applicable fund and the structure of the fund's overall portfolio.

UBS Asset Management (US) Inc. ("UBS AM (US)"), an affiliate of UBS AM, serves as the principal underwriter of each portfolio's shares under an underwriting contract that requires UBS AM (US) to use its best efforts, consistent with its other businesses, to sell each portfolio's shares. Pursuant to an agreement with UBS AM (US), UBS Financial Services Inc. also serves as a dealer for the portfolios' shares. As of December 31, 2019, UBS AM had approximately $189.9 billion in assets under management. UBS AM is an indirect asset management subsidiary of UBS Group AG and a member of the UBS Asset Management Division, which had approximately $902.9 billion in assets under management worldwide as of December 31, 2019. UBS Group AG is an internationally diversified organization headquartered in Zurich, Switzerland with operations in many areas of the financial services industry. The principal business offices of UBS AM and UBS AM (US) are located at One North Wacker Drive, Chicago, Illinois 60606 and at 1285 Avenue of the Americas, New York, New York 10019-6028. The principal business office of UBS Financial Services Inc. is located at 1285 Avenue of the Americas, New York, New York 10019-6028.

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PACE International Emerging Markets Equity Investments

Background

The Transaction resulted in an "assignment" and automatic termination of the Prior Subadvisory Agreement between UBS AM and RWC under the Investment Company Act of 1940, as amended ("Investment Company Act"), and the rules thereunder. UBS AM has entered into the New Subadvisory Agreement with RWC, under which RWC continues to manage an Allocated Portion of the Fund's portfolio as allocated by UBS AM, subject to the Board's oversight. The terms of the New Subadvisory Agreement are substantially identical to those of the Prior Subadvisory Agreement with RWC. The Transaction has not resulted in any material changes to the investment team's management of the relevant portion of the Fund or to the relevant investment strategies, fees, or portfolio management team.

The New Subadvisory Agreement was approved by the Trust's Board at a meeting held on November 19-20, 2019 in anticipation of the Transaction, at the recommendation of UBS AM, and became effective as of January 31, 2020. The Trustees determined to approve the New Subadvisory Agreement after a thorough analysis of any impact the Transaction may have on the Fund. The material factors considered by the Trustees in approving the New Subadvisory Agreement are set forth below under "PACE International Emerging Markets Equity Investments—Trustees' considerations."

Investment strategies of RWC

With respect to its Allocated Portion, RWC combines top-down analyses of economic, political and social factors with bottom-up quantitative and qualitative fundamental research to seek to identify countries, sectors and companies with attractive risk/return profiles based, in part, on RWC's experience investing in a wide range of markets at various stages of development. RWC's strategy focuses on companies that are believed to demonstrate robust growth characteristics and be undervalued by investors. RWC first performs qualitative and quantita-

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tive macroeconomic research regarding environment and potential tailwinds and headwinds for regions and countries, which then drives its bottom-up research on specific companies. Macroeconomic factors that RWC considers in its investment process include strength of the business cycle, inflation management, foreign exchange reserves, current account balance, fiscal policy, gross domestic product growth, and monetary policy. These factors are subsequently analyzed along with institutional and political factors. RWC may adjust its strategy to help manage the segment's liquidity and position sizing, and may sell a security that reaches its price target or that is negatively impacted by changes in macroeconomic conditions or geographic-, sector- or issuer-specific factors.

New Subadvisory Agreement

Under the New Subadvisory Agreement, subject to the supervision and direction of the Trustees and review by UBS AM and any written guidelines adopted by the Board or UBS AM, RWC will provide a continuous investment program for the Fund (or any Allocated Portion thereof) including investment research and discretionary management with respect to all securities and investments and cash equivalents, and make decisions with respect to, and place orders for, all purchases and sales of the Fund's investments for its Allocated Portion, all in accordance with the Fund's investment objective, policies and restrictions as stated in the Trust's currently effective registration statement under the Investment Company Act.

Under the New Subadvisory Agreement, RWC will bear all expenses incurred by it in connection with its services to its Allocated Portion of the Fund, but RWC will not be responsible for any expenses incurred by the Trust, the Fund or UBS AM.

For the services provided and the expenses assumed by RWC under the New Subadvisory Agreement, UBS AM (not the Fund) will pay to RWC a fee, computed daily and payable monthly, based on an annual percentage of the average daily net assets of its Allocated Portion of the Fund.

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The New Subadvisory Agreement will remain in effect for two years after its effective date and will continue thereafter for successive periods of twelve months each, provided that its continuance is approved at least annually (i) by a vote of a majority of the Trustees who are not "interested persons" (as defined in the Investment Company Act) of the Trust ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on such approval or (ii) by vote of a majority of the outstanding voting securities of the Fund.

The New Subadvisory Agreement provides that it will terminate automatically in the event of its "assignment," as defined in the Investment Company Act, or upon the termination of the Fund's Management Agreement with UBS AM. The New Subadvisory Agreement provides for termination, without payment of any penalty, by vote of the Board or by a vote of a majority of the Fund's outstanding voting securities on 30 days' written notice to RWC. UBS AM also may terminate the New Subadvisory Agreement, without payment of any penalty: (i) upon 120 days' written notice to RWC; (ii) upon material breach by RWC of any of the representations, warranties and agreements contained in the New Subadvisory Agreement which is either incapable of remedy or not remedied upon 30 days' written notice to RWC; or (iii) immediately if, in the reasonable judgment of UBS AM, RWC becomes unable to discharge its duties and obligations under the New Subadvisory Agreement, including circumstances such as financial insolvency or other circumstances that could adversely affect the Fund. The New Subadvisory Agreement provides that RWC may terminate the New Subadvisory Agreement, without payment of any penalty, on 120 days' written notice to UBS AM.

As described below under "Additional Information—SEC Exemptive Order," UBS AM has received an exemptive order from the SEC enabling it to enter into an investment subadvisory agreement with a subadvisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio if certain conditions are met.

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The New Subadvisory Agreement provides that RWC shall not be liable to UBS AM for any error of judgment or mistake of law or for any loss suffered by the Fund, the Trust or its shareholders or by UBS AM in connection with the matters to which the New Subadvisory Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under the New Subadvisory Agreement.

Trustees' considerations

Background—At a meeting of the Board of the Trust on November 19-20, 2019, the members of the Board, including the Independent Trustees, considered and approved the proposed New Subadvisory Agreement between UBS AM and RWC with respect to the Fund. Management noted that Schroders, which owned a minority equity interest in RWC, had proposed to sell its stake in RWC, subject to regulatory approvals, to Lincoln Peak Capital Management, LLC and employees of RWC and its affiliates. Management explained that because the expected change in ownership would constitute an "assignment," the Prior Subadvisory Agreement between UBS AM and RWC with respect to the Fund would terminate automatically upon consummation of the Transaction and, if approved, the proposed New Subadvisory Agreement would become effective. Management stated that the proposed New Subadvisory Agreement has substantially the same terms as the Prior Subadvisory Agreement, including the fee rates payable thereunder. The Board recognized its familiarity with UBS AM and the investment management and subadvisory agreements for this and the other funds of the Trust, including the extensive materials the Board had previously reviewed in connection with the annual reconsideration of the contracts for the funds. The Board also received a memorandum from UBS AM discussing UBS AM's reasons for recommending that RWC continue to serve as a subadvisor to the Fund.

In its consideration of the approval of the New Subadvisory Agreement, the Board considered the following factors:

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Nature, extent and quality of the services under the New Subadvisory Agreement—The Board's evaluation of the services to be provided by RWC to the Fund took into account the Board's knowledge and familiarity gained as Trustees of funds in the UBS New York fund complex, including the Trust and its funds. The Board considered management's reasons for recommending that RWC continue to serve as a subadvisor to the Fund, including that there were no expected material changes with respect to the current investment team or its management of the Fund as a result of the Transaction. In considering the approval of the New Subadvisory Agreement, the Board was able to draw on its knowledge of the Trust, its funds and UBS AM. The Board was also able to draw on its knowledge of the current investment team members, including materials it previously received from, and meetings it previously held with, representatives of RWC who discussed with the Board the investment philosophy and the backgrounds and qualifications of the investment team. The Board concluded that, overall, it was satisfied with the nature, extent and quality of services expected to be provided to the Fund under the New Subadvisory Agreement.

Subadvisory fee—The Board reviewed and considered the proposed contractual subadvisory fee to be payable by UBS AM to RWC in light of the nature, extent and quality of the subadvisory services anticipated to be provided by RWC. The Board noted that the subadvisory fee rate in the New Subadvisory Agreement was the same as that in the Prior Subadvisory Agreement. The Board determined that the proposed subadvisory fee was reasonable in light of the nature, extent and quality of the services proposed to be provided to the Fund under the New Subadvisory Agreement.

Fund performance—The Board noted that it previously received and considered performance information provided by UBS AM, including relative performance information from independent providers of investment company data. The Board also noted that UBS AM believes that the Fund's investment team would continue to perform at the same level as it did prior to the Transaction. The Board concluded that, overall, it was satisfied with the performance of the Fund.

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Advisor profitability—Profitability of RWC or its affiliates or UBS AM or its affiliates in providing services to the Fund was not a significant factor considered by the Board, as the subadvisory fee would be paid by UBS AM out of the management fee paid to it by the Fund, and not by the Fund. As noted above, the Board observed that the contractual subadvisory fee paid by UBS AM to RWC would be the same as the fee that was paid by UBS AM under the Prior Subadvisory Agreement.

Economies of scale—The Board noted that, as the subadvisory fee for the Fund would be paid by UBS AM, not by the Fund, consideration of economies of scale with respect specifically to the subadvisory fee was not relevant.

Other benefits to RWC—The Board was informed by management that RWC's relationship with the Fund would be limited to its provision of subadvisory services to the Fund and that therefore management believed that RWC would not receive tangible ancillary benefits as a result of its relationship with the Fund, with the exception of possible benefits from soft dollars (e.g., research credits related to transaction commissions) for the Fund (which would also potentially benefit the Fund). The Board recognized that RWC could receive intangible benefits from its association with the Fund, such as increased name recognition or publicity from being selected as a subadvisor to the Fund after an extensive review process. Similarly, the Fund could benefit from having a subadvisor with an established or well-regarded reputation.

In light of all of the foregoing, the Board, including a majority of the Independent Trustees, approved the proposed New Subadvisory Agreement for the Fund. No single factor reviewed by the Board was identified by the Board as the principal factor in determining whether to approve the New Subadvisory Agreement. The Independent Trustees were advised by separate independent legal counsel throughout the process.

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Additional information

SEC exemptive order

In October 2012, UBS AM and the Trust received an amended exemptive order ("Amended Order") from the SEC exempting them from certain provisions of the Investment Company Act. Specifically, the Amended Order permits the Trust and UBS AM, so long as certain conditions are satisfied, to enter into an investment subadvisory agreement with a subadvisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio. The Amended Order generally requires that shareholders of each affected portfolio be notified of an investment subadvisory agreement that has been entered into within 90 days of the effectiveness of the investment subadvisory agreement, and that the portfolio make available to shareholders information similar to that which would have been included in a proxy statement to shareholders.

Additional information about UBS AM, UBS AM (US) and UBS Group AG

UBS AM, a Delaware corporation, is the manager and administrator of the Fund. UBS AM (US), a Delaware corporation, serves as the principal underwriter of the Fund. UBS AM's and UBS AM (US)'s principal business offices are located at One North Wacker Drive, Chicago, Illinois 60606 and at 1285 Avenue of the Americas, New York, New York 10019-6028. UBS AM and UBS AM (US) are indirect subsidiaries of UBS Group AG. UBS AM is a member of the UBS Asset Management Division, which had approximately $902.9 billion in assets under management worldwide as of December 31, 2019 and is an investment advisor registered with the SEC. UBS Group AG is an internationally diversified organization with headquarters in Zurich, Switzerland with operations in many areas of the financial services industry. As of December 31, 2019, UBS AM had approximately $189.9 billion in assets under management.

Additional information about RWC

RWC's principal address is 2640 South Bayshore Drive, Suite 201, Miami, Florida 33133. As of December 31, 2019, RWC had approxi-

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mately $20.6 billion in assets under management. John Malloy is primarily responsible for the day-to-day management of the portion of the Fund managed by RWC.

RWC does not have a board of directors. The principal executive officers of RWC and directors of RWC Partners Ltd., the parent entity of RWC, as of the date of this document, are set forth below:

Name and Address	Position with RWC and/or RWC Partners Ltd.*
Daniel Mannix Verde 4th Floor, 10 Bressenden Place, London, SW1E 5DH, UK	Chief Executive Officer and Director of RWC Partners Ltd.
Cressida Williams Verde 4th Floor, 10 Bressenden Place, London, SW1E 5DH, UK	Chief Financial Officer and Director of RWC Partners Ltd.
Huan Ke Verde 4th Floor, 10 Bressenden Place, London, SW1E 5DH, UK	Chief Legal Officer and Chief Compliance Officer
Nigel Hill Verde 4th Floor, 10 Bressenden Place, London, SW1E 5DH, UK	Chief Operating Officer
Tord Stallvik Verde 4th Floor, 10 Bressenden Place, London, SW1E 5DH, UK	Head of Business Development and Director of RWC Partners Ltd.
Seth Brennan Verde 4th Floor, 10 Bressenden Place, London, SW1E 5DH, UK	Director of RWC Partners Ltd.
Peter Clark Verde 4th Floor, 10 Bressenden Place, London, SW1E 5DH, UK	Director of RWC Partners Ltd.

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Name and Address	Position with RWC and/or RWC Partners Ltd.*
John Innes Verde 4th Floor, 10 Bressenden Place, London, SW1E 5DH, UK	Director of RWC Partners Ltd.
Anthony Leness Verde 4th Floor, 10 Bressenden Place, London, SW1E 5DH, UK	Director of RWC Partners Ltd.
Nicola Richards Verde 4th Floor, 10 Bressenden Place, London, SW1E 5DH, UK	Director of RWC Partners Ltd.

*  None of the principal executive officers or directors above have principal employment other than their positions with RWC and its affiliates.

Below is information concerning other US registered investment companies with an investment objective similar to that of RWC's Allocated Portion of the Fund, for which RWC acts as the subadvisor:

Fund	Assets under management* (as of December 31, 2019)	Management fee rate (as a percentage of average daily net assets)
Fund 1	$166.9 million	0.90%
Fund 2	$225.2 million	0.65%

During the last fiscal year, the Fund did not pay commissions to any affiliated broker of RWC. Other than subadvisory fees paid to RWC prior to the Transaction, the Fund did not pay any fees to RWC or its affiliates for services provided to the Fund during the last fiscal year.

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Reports to shareholders

The Trust will furnish, without charge, a copy of the most recent Annual Report and the most recent Semiannual Report succeeding the Annual Report, if any, to shareholders of the Trust upon request. Requests for reports should be made by calling the Trust's transfer agent, BNY Mellon Investment Servicing (US) Inc., 400 Bellevue Parkway, Wilmington, Delaware 19809, toll-free at 1-800-647 1568.

*****

If you have any questions, please contact your investment professional.

April 14, 2020
1285 Avenue of the Americas
New York, NY 10019-6028

© UBS 2020. All rights reserved.
UBS Asset Management (Americas) Inc. is a subsidiary of UBS Group AG.
www.ubs.com/am-us

PACE® International Emerging Markets Equity Investments

PACE® Select Advisors Trust | Information Statement—Notice

1285 Avenue of the Americas
New York, New York 10019-6028

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

April 14, 2020

This communication presents only an overview of the more complete Information Statement that is available to you on the Internet relating to PACE International Emerging Markets Equity Investments ("Fund"), a portfolio of PACE Select Advisors Trust ("Trust"). We encourage you to access and review all of the important information contained in the Information Statement.

UBS Asset Management (Americas) Inc. ("UBS AM"), the manager of the Fund, selects subadvisors for the Fund, a portfolio of the Trust, subject to approval of the board of trustees ("Board" or "Trustees") of the Trust. A significant service you receive with the Fund is the on-going oversight by UBS AM of the Fund's subadvisors. We are pleased to inform you that UBS AM has entered into a new investment subadvisory agreement ("New Subadvisory Agreement"), on behalf of the Fund, with RWC Asset Advisors (US) LLC ("RWC") as a result of a transaction that provided for the sale of a minority equity interest in RWC Partners Limited, RWC's parent company, from Schroders International Holdings Limited to Lincoln Peak Capital Management, LLC ("Lincoln Peak") and current employees of RWC and its affiliates (the "Transaction"). This New Subadvisory Agreement is not expected to result in any material changes to the management of RWC's allocated portion of the Fund, including to the relevant investment strategies, fees, or portfolio management team.

RWC has been a subadvisor to the Fund since September 2019 and has been responsible for the day-to-day management of a separate portion of the Fund's assets since that time. In January 2020, RWC entered into the Transaction that provided for the sale of all of Schroders' equity interests in RWC Partners Limited to Lincoln Peak and current employees of RWC and its affiliates. Subsequent to the Transaction, Lincoln Peak owns 28% of the equity interests in RWC Partners Limited and the remaining 18% of equity interests that were transferred is owned by current employees of RWC and its affiliates. The Transaction resulted in an assignment of the subadvisory agreement between RWC and UBS AM with respect to the Fund for purposes of the Investment Company Act of 1940, as amended. The New Subadvisory Agreement between UBS AM, on behalf of the Fund, and RWC, was approved by the Board at a Board meeting held on November 19-20, 2019 and became effective as of January 31, 2020. RWC continues to manage an allocated portion of the Fund as of January 31, 2020. The terms of this New Sub-Advisory Agreement are substantially identical to those of the investment sub-advisory agreement between UBS AM and RWC that was in place prior to the Transaction.

Mondrian Investment Partners Limited, William Blair Investment Management, LLC and LMCG Investments, LLC also currently serve as subadvisors of the Fund, and each will continue to be responsible for managing a separate portion of the Fund's assets. Each subadvisor manages a portion of the Fund's portfolio as allocated by UBS AM and overseen by the Board, with each employing different investment strategies, as discussed in the Fund's prospectus. The relative value of each subadvisor's share of the Fund's assets may change over time. Additional information about UBS AM, RWC, the New Sub-Advisory Agreement between UBS AM and RWC with respect to the Fund, and the Board's approval of the New Sub-Advisory Agreement is contained in the Information Statement.

Please note that, in reliance on exemptive relief obtained by UBS AM and the Trust from the US Securities and Exchange Commission, the approval of the New Sub-Advisory Agreement on the Fund's behalf does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy.

This Notice of Internet Availability of the Information Statement is being mailed on or about April 20, 2020 to the Fund's shareholders of record as of April 9, 2020. The full Information Statement will be available for printing on the Fund's website at www.ubs.com/us/en/asset-management/individual-investors-and-financial-advisors/products/ii_pace.html until at least July 22, 2020. A paper or email copy of the full Information Statement may be obtained, without charge, by contacting the Fund at (888) 793 8637 (select option number 1). If you would like to receive a paper or e-mail copy of the full Information Statement, you must request one.